EXHIBIT 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2010 RESULTS

AND DECLARES $0.35 QUARTERLY DIVIDEND

Purchase, New York, July 28, 2010 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter and six months ended June 30, 2010.

Adjusted Pre-tax Income (1), excluding gains on debt extinguishment and unrealized gains/ losses on interest rate swaps, was $22.2 million in the second quarter of 2010, compared to $17.0 million in the second quarter of 2009, and $16.2 million in the first quarter of 2010.  The Company focuses on adjusted pre-tax results since it considers gains on debt extinguishment and unrealized gains / losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the second quarter of 2010 were $75.5 million compared to $79.4 million in the second quarter of 2009, and $72.9 million in the first quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $76.2 million for the quarter versus $71.2 million in the prior year period, and $68.6 million in the first quarter of 2010.

Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains/losses on interest rate swaps, was $14.3 million for the second quarter of 2010, compared to $10.9 million in the second quarter of 2009, and $10.5 million in the first quarter of 2010.  Adjusted Net Income per fully diluted common share was $0.47 in the second quarter of 2010, versus $0.35 per fully diluted common share in the second quarter of 2009, and $0.34 in the first quarter of 2010.

Reported net income for the second quarter of 2010 was $4.7 million, versus net income of $35.8 million, in the second quarter of 2009, and $5.9 million in the first quarter of 2010.  Net income per fully diluted common share was $0.15 for the second quarter of 2010, versus net income per fully diluted common share of $1.15 in the second quarter of 2009, and $0.19 in the first quarter of 2010.  The difference between Adjusted Net Income and the reported net income was primarily due to gains on debt extinguishment and unrealized gains/losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the changes in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the second quarter of 2010, long-term interest rates decreased, resulting in a $15.0 million decrease in the market value of TAL’s swap contracts.

“TAL International achieved outstanding operational and financial results in the second quarter of 2010,” commented Brian M. Sondey, President and CEO of TAL International.  “Leasing demand was exceptionally strong during the quarter due to a combination of increasing trade volumes and constrained container capacity.  After falling sharply in 2009, containerized trade volumes have recovered back to pre-crisis levels, while containers remain in short supply due to a lack of new production from the fall of 2008 through the end of 2009, ongoing container disposals, the effects of vessel slow steaming, and practical constraints faced by the manufacturers of containers in ramping up production to meet renewed demand.”

“TAL has been able to capitalize on the 2010 surge in leasing demand to significantly improve the performance of our existing container fleet and accelerate our investment and growth.  TAL achieved record net on-hire performance for dry containers in the second quarter of 2010, and our utilization increased 3.7% during the quarter to reach 97.1% as of June 30th.  Utilization has continued to push upwards in July, reaching 97.8% as of July 27th.  Leasing revenue in the second quarter of 2010 increased 3.6% sequentially from the first quarter, though the growth in revenue was constrained by a decrease in ancillary fees due to a significant decrease in the volume of container drop-offs during the quarter.  Leasing per diem revenues increased 7.6% sequentially from the first quarter to the second quarter of 2010.”

“While the decrease in drop-off volumes reduced ancillary leasing revenue, together with improving utilization, it also led to a significant decrease in operating expenses.  The global shortage of containers has also resulted in a strong increase in the disposal prices we receive for our older containers and higher disposal gains for TAL.  The increase in revenue, decrease in operating expenses and increase in disposal gains in the second quarter of 2010 combined to drive strong growth in our profitability, and our Adjusted Pretax Income increased 37% from the first quarter of the year.”

“TAL continued to invest heavily in new containers during the second quarter of 2010 as we benefitted from strong leasing demand and reduced direct purchases by our shipping line customers.  TAL has placed orders for over $675 million of new containers year to date, including orders for over 230,000 TEU of dry containers and 21,000 TEU of refrigerated containers.  Roughly half of these containers had been delivered by the end of the second quarter.  TAL has successfully raised over $600 million of new financing in 2010 to support our accelerated level of investment, and we recently completed the first term note container securitization since 2007.  This $197 million securitization was rated “A” by Standard & Poors.”

Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains/losses on interest rate swaps, was $38.4 million in the first six months of 2010, compared to $37.7 million in the first six months of 2009.

Leasing revenues for the first six months of 2010 were $148.4 million compared to $162.5 million in the first six months of 2009.  Adjusted EBITDA (2), including principal payments on finance leases, was $144.8 million for the first six months of 2010 versus $145.8 million in the same period last year.

Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains/losses on interest rate swaps, was $24.8 million for the first six months of 2010, compared to $24.3 million in the prior year period.  Adjusted Net Income per fully diluted common share was $0.81 in the first six months of 2010, versus $0.77 per fully diluted common share in the prior year period.

Reported net income for the first six months of 2010 was $10.6 million, versus net income of $52.4 million, in the prior year period.  Net income per fully diluted common share was $0.34 for the first six months of 2010, versus net income per fully diluted common share of $1.66 in the first six months of 2009.

Outlook

Mr. Sondey continued, “We generally expect the strong market environment to continue for the rest of the year, and expect to achieve further sequential top- and bottom-line growth in 2010.  Growth in leasing revenue should accelerate in the third quarter as we benefit from a full quarter of revenue from the large amount of equipment placed on-hire in the second quarter, and as new containers continue to be delivered and placed on-hire.  Fleet and revenue growth should continue to drive growth in TAL’s Adjusted Pretax Income, though we expect the rate of our sequential profitability growth will moderate from the very high rate achieved over the last few quarters since our utilization has now fully recovered.  Our disposal gains may also start to be constrained by decreasing sale volumes due to the exceptionally low level of container drop-offs we have been experiencing for the last several months.  We currently expect our Adjusted Pretax Income to increase 5-15% from the second quarter to the third quarter of 2010.”

Dividend

TAL’s Board of Directors has approved and declared a $0.35 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 23, 2010 to shareholders of record at the close of business on September 2, 2010.

Mr. Sondey concluded, “We are very pleased to increase our dividend again this quarter.  The increase reflects the significant improvement in our profitability in the second quarter of 2010 and our expectation that our market environment will remain favorable for the foreseeable future.  We will continue to evaluate the size of the dividend based on changes in our performance and expectations.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, July 29, 2010 to discuss its fiscal second quarter results.  An archive of the Webcast will be available one hour after the live call through Friday August 27, 2010. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 193 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 765,000 containers and related equipment representing approximately 1,246,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2010.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, (2) Adjusted EBITDA, and (3) Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income, adjusted EBITDA, and adjusted net income are outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $463,708 and $420,517	$1,615,422	$1,357,539
Net investment in finance leases, net of allowances of $1,231 and $1,618	182,266	199,989
Equipment held for sale	31,316	46,291
Revenue earning assets	1,829,004	1,603,819
Cash and cash equivalents (including restricted cash of $21,655 and $13,714)	88,135	73,604
Accounts receivable, net of allowances of $535 and $757	38,982	33,086
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $5,282 and $5,142	855	972
Goodwill	71,898	71,898
Deferred financing costs	16,374	8,882
Other assets	6,775	6,043
Fair value of derivative instruments	1,510	2,674
Total assets	$2,053,533	$1,800,978
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$48,421	$3,312
Fair value of derivative instruments	87,139	61,799
Accounts payable and other accrued expenses	38,183	42,845
Net deferred income tax liability	116,947	112,895
Debt	1,354,038	1,161,298
Total liabilities	1,644,728	1,382,149
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,720,066 and 33,592,066 shares issued respectively	33	33
Treasury stock, at cost, 3,011,843 and 3,009,171 shares, respectively	(37,535)	(37,489)
Additional paid-in capital	398,816	398,016
Accumulated earnings	51,912	58,253
Accumulated other comprehensive (loss) income	(4,421)	16
Total stockholders’ equity	408,805	418,829
Total liabilities and stockholders’ equity	$2,053,533	$1,800,978

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$70,851	$73,977	$138,844	$152,024
Finance leases	4,644	5,373	9,514	10,428
Total leasing revenues	75,495	79,350	148,358	162,452
Equipment trading revenue	10,956	9,747	16,694	25,835
Management fee income	725	669	1,493	1,338
Other revenues	188	293	417	589
Total revenues	87,364	90,059	166,962	190,214
Operating expenses (income):
Equipment trading expenses	9,675	9,582	14,853	24,357
Direct operating expenses	6,637	9,641	14,817	19,466
Administrative expenses	10,543	9,763	21,098	21,385
Depreciation and amortization	28,287	29,354	55,253	58,463
(Reversal) provision for doubtful accounts	(530)	77	(598)	398
Net (gain) on sale of leasing equipment	(7,235)	(2,448)	(11,703)	(6,044)
Total operating expenses	47,377	55,969	93,720	118,025
Operating income	39,987	34,090	73,242	72,189
Other expenses (income):
Interest and debt expense	17,773	17,120	34,815	34,481
(Gain) on debt extinguishment	—	(14,130)	—	(14,130)
Unrealized loss (gain) on interest rate swaps	15,002	(24,455)	21,786	(29,518)
Total other expenses (income)	32,775	(21,465)	56,601	(9,167)
Income before income taxes	7,212	55,555	16,641	81,356
Income tax expense	2,560	19,778	6,090	28,963
Net income	$4,652	$35,777	$10,551	$52,393
Net income per common share — Basic	$0.15	$1.15	$0.35	$1.66
Net income per common share — Diluted	$0.15	$1.15	$0.34	$1.66
Weighted average number of common shares outstanding — Basic	30,434	31,102	30,432	31,534
Weighted average number of common shares outstanding — Diluted	30,724	31,132	30,616	31,555
Cash dividends paid per common share	$0.30	$0.01	$0.55	$0.02

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments and unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments and unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2010 and 2009.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2010 and 2009.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$4,652	$35,777	$10,551	$52,393
Add (subtract):
Depreciation and amortization	28,287	29,354	55,253	58,463
Interest and debt expense	17,773	17,120	34,815	34,481
Income tax expense	2,560	19,778	6,090	28,963
(Gain) on debt extinguishment	—	(14,130)	—	(14,130)
Unrealized loss (gain) on interest rate swaps	15,002	(24,455)	21,786	(29,518)
EBITDA	68,274	63,444	128,495	130,652
Add:
Principal payments on finance leases	7,916	7,746	16,273	15,156

Adjusted EBITDA	$76,190	$71,190	$144,768	$145,808

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Income before income taxes	$7,212	$55,555	$16,641	$81,356
Add (subtract):
(Gain) on debt extinguishment	—	(14,130)	—	(14,130)
Unrealized loss (gain) on interest rate swaps	15,002	(24,455)	21,786	(29,518)
Adjusted pre-tax income	$22,214	$16,970	$38,427	$37,708

Net income	$4,652	$35,777	$10,551	$52,393
Add (subtract)(a):
(Gain) on debt extinguishment	—	(9,099)	—	(9,099)
Unrealized loss (gain) on interest rate swaps	9,677	(15,749)	14,235	(19,010)
Adjusted net income	$14,329	$10,929	$24,786	$24,284

(a) All net income adjustments are reflected net of income taxes.